Exhibit 10.1
CONSULTING AGREEMENT
This Consulting Agreement is entered into by and between Connetics Corporation and David Cohen, M.D. as of the Effective Date.
RECITALS
Connetics Corporation and David Cohen, M.D. were parties to a Consulting Agreement dated January 1, 2003, to an Amendment to Consulting Agreement dated December 8, 2003, and to a Second Amendment to Consulting Agreement dated December 13, 2004;
The Consulting Agreement dated January 1, 2003, the Amendment to Consulting Agreement dated December 8, 2003, and the Second Amendment to Consulting Agreement dated December 13, 2004 expired on December 31, 2005; and
David Cohen, M.D. was appointed to Connetics Corporation’s Board of Directors on December 14, 2005.
David Cohen, M.D. and Connetics Corporation agree as follows.
AGREEMENT
Article 1. Definitions.
     (a) “Agreement” means this Consulting Agreement.
     (b) “Connetics” means Connetics Corporation, a Delaware corporation.
     (c) “Connetics Affiliate” means any company or other business entity in which Connetics has either a direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock or direct or indirect power to direct or cause the direction of the management and policies by any means whatsoever.
     (d) “Connetics Proprietary Information” includes all Proprietary Information as defined in Section 1(j) and any information, concepts or ideas used in, or reasonably related to, Connetics’ business, including information received by Connetics in confidence from another, that Connetics discloses to Consultant, or that Consultant conceives or develops for Connetics individually or in conjunction with others under the terms of this Agreement.
     (e) “Consultant” means David Cohen, M.D.
     (f) “Effective Date” means the later of the two dates identified within the signatory box at the end of this Agreement.
     (g) “Intellectual Property” shall have the meaning set forth in Section 7(a).
     (h) “Parties” means Connetics and Consultant, collectively.
     (i) “Party” means Connetics and Consultant, individually.
     (j) “Proprietary Information” means any information of value, not generally known to the public, including (but not limited to):
          (i) information relating to pharmaceuticals; processes for developing and evaluating pharmaceuticals; the development status of pharmaceuticals; synthetic and manufacturing processes; compounds; compositions of matter; formulations; medicaments and modes of their administration; veterinary supplements; microorganisms; cells or parts thereof, cell lines and the progeny thereof, technical information, such as clinical, biological, pharmaceutical and characterizing data; clinical trial protocols, codes and status; computer programs; apparatus; devices; drawings; designs; plans; and know-how; and
          (ii) business information, such as reports; records; employee information; customer lists; supplier lists; marketing and sales plans; financial information; costs; and pricing information.
     (k) “Services” shall have the meaning set forth in Article 3.
     (l) “Term” shall mean the time period commencing on the Effective Date and ending on December 31, 2006.
Article 2. Term. Connetics hereby retains Consultant, and Consultant herby accepts this retainer as a consultant to Connetics for the Term. The Term may be extended if the Parties so agree prior to the end of the Term. No agreement to renew shall be enforceable unless it is in writing and is signed by the Parties. Either Party may terminate this Agreement before the expiration of the Term by giving the other Party thirty (30) days prior written notice. In the event of termination pursuant to this provision, Connetics shall pay Consultant for Services rendered prior to the date of such termination, provided such Services were rendered in accordance with the terms of this Agreement.
Article 3. Area of Consultation. Consultant shall: (a) consult, advise, and provide Connetics services related to the field of dermatology, including drug evaluation and development, commercial activities and business strategies, (b) serve on Connetics’ Corporate Advisory Board, and (c) serve as an ad hoc member of Connetics’ National Scientific Advisory Board (the “Services”). Consultant shall perform the Services when reasonably requested to do so by Connetics, with the days for conferences and consultations to be scheduled at such times and at such places as mutually convenient to Connetics and Consultant.
Article 4. Consultant Other Employment.
     (a) Consultant shall promptly notify Connetics in writing if: (i) any actual or potential conflict of interest arises during the Term, and (ii) Consultant enters into any consulting arrangement(s) with another dermatology company(ies). In a separate letter dated contemporaneously with this Agreement, Consultant has provided Connetics with a list of Consultant’s then current consulting arrangements. In furtherance of this section, Connetics shall have the right to notify Consultant if Connetics believes that a conflict of interest may have arisen based on information known to Connetics. Notwithstanding the thirty (30) day notification requirement identified in Article 2, the Parties agree that if Consultant agrees to perform activities for another entity that Connetics, in its sole discretion, believes to be in competition with Connetics then Connetics shall have the right to immediately terminate this Agreement.
     (b) Before Consultant enters into any specific time commitment project(s) (beyond brief speaking arrangements) with any Connetics employee and/or agent, Consultant shall first discuss such project(s) with Tom Wiggans.
     (c) Consultant agrees that the duties required in connection with any employment or independent contract will not prevent Consultant’s proper and full performance of the Services under the terms of this Agreement.
     (d) Consultant represents that this Agreement does not conflict with Consultant’s duties or obligations under any other agreement to which Consultant is a party, and that Consultant is free to disclose any information that Consultant will furnish to Connetics in connection with this Agreement.
     (e) Notwithstanding anything in this Agreement to the contrary, Consultant shall, at all time, have the right to accept employment with a government agency, academic institution or non-profit scientific association.
Article 5. Compensation.
     (a) Connetics shall pay Consultant, and Consultant shall accept for Consultant’s performance of the Services in accordance with the terms of this Agreement, compensation of Twelve Thousand Five Hundred Dollars ($12,500.00) per calendar quarter. The maximum compensation payable to Consultant for the performance of the Services [except for travel expenses as specified below in Section 5(b)] is Fifty Thousand Dollars ($50,000.00), unless the Parties otherwise agree in writing. Speaking engagements supporting Connetics or its products that are arranged by a third party independent contractor (e.g., ABcomm, Inc.) and performed by Consultant are not included within the Services and Consultant shall be compensated separately by such third party. The Parties anticipate that such third party arranged speaking engagements supporting Connetics or its products may diminish over time.
     (b) Connetics shall reimburse Consultant for reasonable travel expenses (i.e., coach class air fare, ground transportation, lodging and meals) incurred by Consultant within the continental United States, provided such travel expenses were incurred at the request of Connetics, with the prior written authorization of Connetics and as a result of rendering the Services pursuant to this Agreement. Connetics shall reimburse Consultant within thirty (30) days after Connetics receives copies of receipts or other appropriate evidence of expenditures by Consultant satisfactory to Connetics. Connetics shall not reimburse Consultant for time spent traveling unless such expense is specifically authorized in writing and in advance by Connetics.
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     (c) Unless this Agreement is terminated in accordance with Articles 2, 4, or 10, Connetics shall pay Consultant the quarterly compensation identified in Section 5(a) according to the following schedule:

Event/Date	Amount

Upon Connetics’ receipt of the fully executed original Agreement.	$12,500.00
April 1, 2006	$12,500.00
July 1, 2006	$12,500.00
October 1, 2006	$12,500.00

     (d) Consultant’s social security number is provided below (within the signatory box) solely for the purpose of permitting Connetics to report payments made to Consultant under this Agreement, as required by applicable federal, state or local tax laws or regulations. Consultant acknowledges and agrees that it is exclusively Consultant’s obligation to report all compensation received by Consultant from Connetics.
Article 6. Proprietary Information.
     (a) In order to facilitate Consultant’s performance of the Services under this Agreement, it will be necessary for Connetics to disclose the Connetics Proprietary Information to Consultant. Accordingly, the Parties agree as follows:
          (i) Consultant shall retain the Connetics Proprietary Information in strict confidence and not disclose and/or transfer any of the Connetics Proprietary Information to any third party without Connetics’ prior written authorization;
          (ii) Consultant shall not use any of the Connetics Proprietary Information for any other reason except for providing Connetics the Services under this Agreement; and
          (iii) Consultant understands that the Connetics Proprietary Information can constitute “inside information” for securities purposes and Consultant agrees to refrain from any unauthorized disclosure, trading or other such use (a copy of Connetics’ Insider Trading Policy will be provided upon Consultant’s request).
     (b) Notwithstanding the foregoing, Consultant shall not be prevented from using or disclosing portions of the Connetics Proprietary Information that Consultant can prove by written records was:
          (i) lawfully known to Consultant before the date of disclosure under this Agreement and not obtained or derived directly or indirectly from Connetics;
          (ii) as of the Effective Date or thereafter becomes public knowledge other than by the act or default of Consultant;
          (iii) obtained from a source independent of Connetics who is in lawful possession of such Connetics Proprietary Information and is not subject to an obligation of confidentiality or non-use owed to Connetics; or
          (iv) to Connetics’ reasonable satisfaction, independently developed by Consultant without use and knowledge of such Connetics Proprietary Information.
     (c) Consultant agrees that if any of the Connetics Proprietary Information becomes subject to the exceptions set forth in Section 6(b), Consultant will not disclose that such Connetics Proprietary Information was received from and/or is used by Connetics unless such fact also becomes part of the public domain.
     (d) If Consultant becomes legally compelled (by deposition, interrogatory, subpoena, civil investigative demand or similar judicial process) to disclose any of the Connetics Proprietary Information, then Consultant shall provide Connetics with immediate written notice of such required disclosure. Consultant shall cooperate with Connetics to minimize the extent of any such disclosure and take all actions reasonably available to protect the confidentiality of the Connetics Proprietary Information. Additionally, Consultant represents that any disclosure Consultant is legally required to make pursuant to this Section 6(d) shall be limited to that specific Connetics Proprietary Information that Consultant is legally compelled to disclose and no additional Connetics Proprietary Information shall be disclosed by Consultant.
     (e) Within ten (10) days of Consultant’s receipt of Connetics’ written request, Consultant shall: (i) destroy or return to Connetics all of the Connetics Proprietary Information, including all physical copies, electronic copies and any samples (except that the Consultant shall have the right to retain one (1) record physical copy of the Connetics Proprietary Information in Consultant’s secured confidential files so as to ascertain Consultant’s continuing obligations to Connetics under this Agreement), and (ii) provide Connetics written notice representing that Consultant has destroyed or returned to Connetics all physical copies, electronic copies and any samples of the Connetics Proprietary Information and that Consultant has retained only one (1) record physical copy of the Connetics Proprietary Information in accordance with this Section 6(e).
Article 7. Assignment of Intellectual Property.
     (a) Any intellectual property, including ideas, concepts, inventions, discoveries and the like, whether or not patentable, that Consultant develops or conceives, individually or in conjunction with others, as a result of performing the Services under this Agreement or the disclosure of any Connetics Proprietary Information (individually and collectively, “Intellectual Property”), shall be and remain at all times the sole and exclusive property of Connetics and Consultant hereby assigns, transfers and sets over to Connetics, its successors and assigns, all of Consultant’s right, title and interest in and to any such Intellectual Property, without further compensation, and such Intellectual Property is covered as Proprietary Information under Article 6.
     (b) In addition, Intellectual Property shall include all writings prepared by Consultant as a result of Consultant’s performance of the Services or receipt of the Connetics Proprietary Information; and Consultant agrees that all such writings are prepared as works for hire for the benefit of Connetics. Consultant hereby assigns to Connetics any copyright to which Consultant is entitled to for any writings prepared by Consultant in the course of consulting for Connetics.
     (c) Consultant shall promptly disclose to Connetics, in writing, any such Intellectual Property, and shall make, execute and deliver any and all instruments and documents and perform any and all acts, necessary to obtain, maintain and enforce patents, trademarks and copyrights for such Intellectual Property as Connetics may desire in any and all countries. All costs and expenses of application and prosecution of such patents, trademarks and copyrights shall be paid by Connetics.
     (d) Upon Connetics’ written request, Consultant shall make any assignment provided for in this Article 7 directly to, or for the benefit of, a Connetics Affiliate or Connetics’ designee, including Consultant’s performance of any related obligations under this Agreement.
Article 8. Notice. All notices, requests, consents and other communications under this Agreement shall be in English, in writing and shall be sent by prepaid registered or certified mail, return receipt requested; by internationally recognized next business day courier; or by personal delivery, in each case addressed to the other Party as follows:

If to Connetics:
Tom Wiggans
Chief Executive Officer
Connetics Corporation
3160 Porter Drive
Palo Alto, California 94304
United States of America
Tel. (650) 843-2800
Fax (650) 843-2899

If to Consultant:
David Cohen, M.D.
100 Hazel Court
Norwood, New Jersey 07648
United States of America
Tel. (201) 767-2144
Fax (201) 767-2161
Either Party may designate a different contact, address, telephone number or facsimile number by giving notice to the other Party. Notice given pursuant to this Article 8 shall be deemed to have been given: (a) three (3) business days after sent by prepaid registered or certified mail; (b) one (1) business day after sent by internationally recognized next business day courier, or (c) when received if by personal delivery.
Article 9. Assignment.
     (a) This Agreement is personal to Consultant, and Consultant shall have no right or authority to assign the Agreement or any portion thereof, to subcontract in whole or in part, or otherwise delegate Consultant’s performance under this Agreement, without Connetics’ prior written consent.

     (b) Connetics may assign this Agreement. Consultant agrees that if this Agreement is assigned to any third party or Connetics Affiliate, all the terms and conditions of this Agreement shall obtain between such third party or Connetics Affiliate and Consultant with the same force and effect as if said Agreement had been made with such third party or Connetics Affiliate in the first instance.
Article 10. Breach. Notwithstanding the thirty (30) day notification requirement identified in Article 2, if either Party breaches any of the terms or conditions of this Agreement, the non-breaching Party shall have the option to terminate this Agreement immediately upon written notice.
Article 11. Independent Contractor.
     (a) Notwithstanding anything in this Agreement to the contrary, Consultant’s status with Connetics shall be, at all times during the Term of this Agreement, that of an independent contractor. It is further understood that Consultant is not a Connetics employee and does not participate in any Connetics benefit programs. Nothing in this Agreement shall be construed to give Consultant the power or authority to act or make representations for, or on behalf of, or to bind or commit Connetics.
     (b) Without prior written Connetics authorization, which shall not be unreasonably withheld, Consultant agrees not to use or refer to the name of Connetics in any public statements, whether verbal or written, including, but not limited to, shareholder reports, prospectuses, communications with stock market analysts, press releases or other communications with the media.
Article 12. Applicable Law; Dispute Resolution.
     (a) The validity, interpretation and performance of this Agreement and any dispute arising or connected with this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California, USA, notwithstanding the actual residence of the Parties, the choice of law principles of California or the choice of law principles of any other jurisdiction. Consultant hereby submits to the jurisdiction of the U.S. District Court for the Northern District of California and the California State Courts serving Santa Clara County, USA.
     (b) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach or termination of this Agreement (excluding enforcement of Articles 6 and 7 as provided below) shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In any arbitration pursuant to this section, the award shall be rendered by a majority of the members of a board of arbitration consisting of three members, one being appointed by each Party and the third being appointed by mutual agreement of the two arbitrators appointed by the Parties. The place of arbitration shall be Palo Alto, California, USA.
     (c) The obligations provided under Articles 6 and 7 of this Agreement are acknowledged as necessary and reasonable in order to protect Connetics and its business, and Consultant expressly agrees that monetary damages would be inadequate to compensate Connetics for the breach thereof. Accordingly, Consultant agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to Connetics and that, in addition to any other remedies that may be available, in law, in equity or otherwise, Connetics shall be entitled to obtain injunctive relief against the breach or threatened breach by Consultant of Articles 6 or 7, without the necessity of proving actual damages.
Article 13. Indemnification. Connetics agrees to indemnify, defend and hold harmless Consultant from all third party claims arising from the use of product(s) developed by Connetics for which Consultant provides Services for under this Agreement, except Connetics shall have no obligation to indemnify, defend and hold harmless Consultant for those claims that result from the negligence, misconduct or omission of the Consultant.
Article 14. Survival. The covenants and agreements set forth in Articles 6, 7, 11, 12, 13, 14 and 15 shall survive any termination or expiration of this Agreement and remain in full force and effect regardless of the cause of termination.
Article 15. No Waiver. No failure or delay on the part of a Party in exercising any right under this Agreement will operate as a waiver of, or impair, any such right. The failure of either Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter.
Article 16. Headings. Article headings contained in this Agreement are included for convenience only and form no part of the agreement between the Parties.
Article 17. Partial Invalidity. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction: (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the Parties, it will be stricken; (b) the remaining provisions shall remain in full force and effect; (c) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and (d) the remainder of this Agreement will remain in full force and effect. The Parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the Parties.
Article 18. No Rule Of Construction. The Parties agree that this Agreement shall be deemed to have been drafted by the Parties and the terms and provisions of this Agreement shall be construed fairly as to each Party and not in favor of or against any Party regardless of which Party was generally responsible for the preparation of this Agreement.
Article 19. Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
Article 20. Entire Agreement. This Agreement sets forth the entire agreement and understanding between Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings and representations. No part of this Agreement may be amended or modified without the express written authorization of the Parties.
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In Witness Whereof, the Parties have entered into this Agreement as of the Effective Date.

“Connetics”
CONNETICS CORPORATION
Signature: /s/ Thomas Wiggans
Print: Thomas Wiggans
Title: Chief Executive Officer
Date: 1/31/06
“Consultant”
DAVID COHEN, M.D.
Signature: /s/ David Cohen
Print: David E. Cohen, M.D.
Social Security No.: ________________________
Date: 1/28/06